Exhibit 99.1

RLI appoints Barbara Allen to board

PEORIA, ILLINOIS, June 20, 2006, RLI Corp. (NYSE:RLI) — RLI has appointed Barbara Allen to its board of directors.

Allen, the president of Tennis Corporation of America—Professional Services, spent more than 20 years with Quaker Oats Company in a variety of marketing and executive management roles, most recently as executive vice president, international foods. She has also served as a partner with consulting firm The Everest Group, CEO of the Women’s United Soccer Association, chief operating officer of Paladin Resources and president, corporate supplier solutions, for Corporate Express. She serves on the board of snack manufacturer Lance, Inc., and is a former director for Maytag Corporation, Converse Inc., and Tyson Foods, Inc., among others. Allen earned a BS in psychology from the University of Illinois and an MBA in marketing and finance from the University of Chicago.

“Barbara’s outstanding professional career, success as an executive, and diverse board experience means she’ll bring tremendous perspective to our board,” said RLI President & CEO Jonathan E. Michael. “She’s bright, inquisitive and a confident leader and she brings another strong executive presence to RLI’s board.”

RLI, a specialty insurance company, offers a diversified portfolio of property and casualty coverages and surety bonds serving “niche” or underserved markets. RLI operates in all 50 states from 23 office locations. The company’s talented associates have delivered underwriting profits in 25 of the last 29 years, including the last 10. RLI’s insurance subsidiaries — RLI Insurance Company, Mt. Hawley Insurance Company and RLI Indemnity Company — are rated A+ “Superior” by A.M. Best Company and A+ “Strong” by Standard & Poor’s.

For additional information, contact Vice President, Corporate Development Aaron Jacoby at (309) 693-5880 or at aaron_jacoby@rlicorp.com or visit our website at www.rlicorp.com.

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